Exhibit 99.1

GAP INC. NAMES GLENN MURPHY CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Recruits experienced CEO with track record of revitalizing established retail brands;

Succeeds Robert J. Fisher who remains on Gap Inc.’s board of directors

SAN FRANCISCO – July 26, 2007 — Gap Inc. (NYSE: GPS) announced today that its board of directors has appointed Glenn Murphy to serve as chairman and chief executive officer of the company. Mr. Murphy, 45, has more than 20 years of retail experience across three distinct retail sectors, and has demonstrated the ability to consistently drive both top and bottom line results.

Most recently, Mr. Murphy served for six years as chairman and CEO of Shoppers Drug Mart, the largest drug store chain in Canada. He led the company through an unprecedented period of growth and shareholder returns during which revenues increased 22 consecutive quarters year-over-year and its earnings per share doubled.

“I’m thrilled with this opportunity to lead Gap Inc. given the company’s iconic stature and heritage of innovation and creativity,” said Mr. Murphy. “Alongside some of the most talented people in the apparel industry, we’ll work to reestablish each brand’s leadership position and set the company along a path of sustained earnings performance.”

Underscoring his commitment and belief in the long-term potential of the company, Mr. Murphy has stated his intention to purchase 150,000 shares of Gap Inc. common stock in the next few weeks. He is expected to start with the company in the next week pending receipt of his U.S. work authorization.

Mr. Murphy succeeds Robert J. Fisher, the current chairman of the board of directors who has served as interim CEO since January of this year. Mr. Fisher will continue to serve on the board.

“Glenn is known for being a decisive leader with great retail instincts who understands his customers,” said Mr. Fisher. “He has revitalized major retail brands by offering new products and significantly improving the store experience. He’s well qualified to return Gap Inc. to the level of sustained performance we all expect.”

During his more than 20 years of experience in retail, Mr. Murphy successfully reinvigorated retail brands in the areas of food, health and beauty, and books. Most recently, at Shoppers Drug Mart, he differentiated the brand with new products and better service, and grew the company’s market capitalization from about CAD $3 billion to over CAD $10 billion following its public offering. He left the company in March of this year, after guiding the transition to his successor, to pursue other international opportunities.

Prior to this success, Mr. Murphy held several positions at Loblaw Companies Ltd., the leading retail and wholesale food company in Canada. He drove substantial improvements at the company in the face of competition from big box retailers and led the integration of a significant acquisition into Loblaw’s portfolio. He also served as president and CEO of Chapters, a major book retailer in Canada with separate retail, online and distribution businesses.

A committee of Gap Inc.’s board of directors oversaw the search for a new CEO. The search committee was led by independent Gap Inc. director Adrian Bellamy, chairman of The Body Shop International plc and Reckitt Benckiser plc. The committee also included Donald G. Fisher, Gap Inc.’s founder and chairman emeritus; Domenico De Sole, former president and chief executive officer, Gucci Group NV; and Bob L. Martin, the board’s lead independent director and a former Wal-Mart Stores, Inc. executive.

“The search committee undertook a rigorous process and when we met Glenn the entire board unanimously agreed that we’d found the right leader for our company,” said Mr. Bellamy. “His proven retail skills and demonstrated financial results complement the strong brand leaders we have running our core businesses. We are confident he will prove to be a very successful leader of our management team in the years ahead.”

“On behalf of the board, I also want to thank Bob Fisher for his tireless dedication and leadership during his six-month tenure as interim CEO,” said Mr. Bellamy. “Under Bob’s direction, Gap Inc. has made important progress on the long-term changes needed to improve the business.”

Gap Inc. will disclose the details of Mr. Murphy’s compensation package in its Form 8-K filing today. A significant portion of his compensation will require sustained improvements in the company’s performance. The primary cash components of Mr. Murphy’s compensation, pursuant to his employment agreement dated July 25, 2007, include: an annual salary of $1.5 million; a sign-on bonus of $1.0 million; a pro-rated target bonus for 2007; and annual performance-based bonuses targeted at 150 percent of annual salary. The primary equity components of his compensation include four million stock options, half of which will carry a premium price; and a target award of one million performance shares that is dependent on the company’s improved earnings over time. The company intends that these will be the only equity grants for Mr. Murphy over the next three years.

The company estimates that Mr. Murphy’s fiscal 2008 compensation at target performance, as calculated for proxy statement purposes, will be about $12 million.

A biography and photograph of Mr. Murphy are available at http://www.gapinc.com/wps/portal/gapinc/media

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About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2006 sales were $15.9 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia and the Middle East. For more information, please visit gapinc.com.

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